[EMPIRE INTERNATIONAL LETTERHEAD]


January 31, 1995


Michael Beam
108 Briarwood Court
New Hartford, NY  13413

Dear Mike:

It is with great pleasure that Empire International, on behalf of its client, Dynamic Materials Corporation/Explosive Fabricators, Inc., offers you a new career situation as Vice-President of Marketing & Sales. We are certain that this position will afford an exciting professional challenge and opportunity for personal growth.

The offer of professional employment is as follows:

1.    Salary:  $8,916.67 per month.

2. Incentive Stock Option on Hire Date: 18,000 ISOs for shares of DMC's common stock option price at prevailing market value on the acceptance date of this agreement.

3. Future Incentive Stock Options: The Board of Directors shall annually evaluate performance and consider offering additional stock options on performance criteria to be determined at these times.

4. Bonus: A discretionary cash bonus will be paid annually as deemed appropriate by the Board of Directors, predicated on achievement of performance objectives set by the Corporation. The targeted amount of the bonus for the first year of employment is twenty-five percent (25%) of the starting salary as above.

5. Moving Expenses: DMC is hereby stating its intent with respect to the Beam family's relocation costs. An amount of $30,000 will be paid for relocation costs incurred directly as a result of relocation to Colorado. This money will be paid on the following condition: The payment will be evidenced as an unsecured Promissory Note payable to DMC three (3) years hence. If you choose to leave DMC prior to the note's maturity date, monies will be repaid to DMC on a pro-rata basis.

6. Auto Allowance & Expenses: A company vehicle, fully fueled and insured, will be provided by DMC upon employment.

7.    Other Group Benefits:


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      (a)   Health insurance, dental insurance, term life insurance coverage, and short-term disability insurance consistent with the normal terms and conditions as afforded other employees of DMC.

      (b) Participation in DMC's 401(k) retirement program after six (6) months of employment, with a company matching contribution of fifty percent (50%) for up to eight percent (8%) of gross earnings.

8.   Payment for the business portion of the use of a cellular telephone.

9.   Discretionary/Executive Benefits:

      (a) Additional supplemental term life insurance policy valued at $200,000.

      (b) Participation in the Long-Term Disability Insurance Program, based on insurance carrier's standard inclusions and exclusions.

      (c) Three (3) weeks of vacation per year until such time as length of service merits additional time in accordance with company policy.

      (d) Severance: Twenty (20) weeks' salary will be granted for involuntary termination without cause.

This offer of employment shall become effective upon commencement of your duties as Vice-President of Marketing & Sales, which is expected to occur no later than March 31, 1995.

Please let me know if there is anything Empire International can do to assist you and your family during this transitional period. Congratulations and good luck!

Sincerely,


C. Victor Combe, II
President

CVS/mjs
cc:   Paul Lange
      President & Chief Executive Officer
      Dynamic Materials Corporation/Explosive Fabricators, Inc.

Accepted:  /s/ Michael Beam
           --------------------------------
            Michael Beam